Exhibit 10.48

Supplement to Employment Agreement

October 3, 2016

THIS SUPPLEMENT (THE “SUPPLEMENT”) IS MADE TO THE EMPLOYMENT AGREEMENT that was entered into on August 8, 2011 (THE “AGREEMENT”) by and between Autoliv, Inc., a Delaware corporation (the “Company”), and Steve Fredin (the “Executive”).

1.	The Executive will be appointed as CTO & Group Vice President, Business Development as of October 1, 2016.

2.	The Executive’s principal office of employment shall be at the Company’s offices in Stockholm, Sweden between October 1, 2016 and June 30, 2017.

3.	His international assignment in Sweden and the associated International Assignment Agreement shall terminate as of June 30, 2017. The Company shall ensure that the relocation and tax consulting related benefits for the assignment period is provided.

4.	The Executive’s principal office shall be at the Company’s offices in Michigan, U.S.A. as of July 1, 2017.

5.	The base salary will remain unchanged at USD 578,240 and it will be subject to review first time as of January 1, 2017.

1.	The parties acknowledge and agree that, effective as of October 1, 2016, this Supplement revokes and supersedes all prior agreements and addendums and other than the Employment Agreement (and the associated Indemnification Agreement and Change-in-Control Severance Agreement) and the above-described International Assignment Agreement, represent the entire agreement between the parties in relation to the employment of Executive by the Company.

2.	Other terms and conditions of the Employment Agreement remain unchanged.

IN WITNESS WHEREOF this Supplement has been executed the day and year first above written.

AUTOLIV, INC

/s/ Jan Carlson	/s/ Steve Fredin
Jan Carlson	Steve Fredin
Chairman & CEO

/s/ Karin Eliasson
Karin Eliasson
GVP, Human Resources